Exhibit 99c

Item 7.   Management's Discussion and Analysis of Results of Operations.

Overview

     The Corporation's earnings before accounting changes were $6,060 million in 2001, up 41% from $4,289 million in 2000, with strong double-digit earnings growth in the GE Insurance, GE Consumer Finance and GE Commercial Finance operating segments. Net earnings in 2000 increased 2% from 1999. Earnings growth throughout the three-year period resulted from origination volume and asset growth, productivity and acquisitions of businesses and portfolios. Principal factors in the 2001 increase were strong productivity ($0.7 billion) partially offset by lower realized gains on financial instruments. Excluding effects of Paine Webber Group, Inc. (PaineWebber) in 2000 and Americom in 2001, both of which are discussed below, such pre-tax gains were lower in 2001 by $0.4 billion ($0.3 billion after tax). Pre-tax gains on sales of investment securities declined in 2001 by $0.4 billion, of which $0.4 billion related to GE Equity; other GE Equity gains were $0.8 billion lower; while gains on securitizations were up $0.8 billion from 2000.

     On November 9, 2001, the Corporation exchanged the stock of Americom and other related assets and liabilities for a combination of cash and stock in SES Global, a leading satellite company. The transaction resulted in a gain of $1,158 million ($642 million after tax).

     On December 28, 2000, Montgomery Ward, LLC (Wards), formerly a GE Capital subsidiary, filed for bankruptcy protection and began liquidation proceedings. Net earnings for the year 2000 included operating losses from Wards amounting to $245 million as well as a charge, primarily to other costs and expenses, for $815 million ($537 million after tax) to recognize the additional associated losses.

 Operating Results

     Total Revenues decreased 11% to $48.5 billion in 2001, following a 16% increase to $54.3 billion in 2000. The three principal reasons for the decrease in revenues in 2001 compared with 2000 were: the deconsolidation of Wards and resulting absence of sales in 2001 ($3.2 billion); the effects of rationalization of operations and market conditions at IT Solutions ($2.9 billion); and reduced surrender fees compared with 2000 ($1.2 billion) associated with the planned run-off of restructured insurance policies of Toho Mutual Life Insurance Company (Toho) at GE Financial Assurance (GEFA). The increase in 2000 reflected post-acquisition revenues from acquired businesses ($6.1 billion) as well as volume growth ($1.4 billion). Revenues in 2000 also included a gain of $219 million ($133 million, after tax) from sale of the Corporation's investment in common stock of PaineWebber. Additional information about other revenue items is provided in the analysis of the Corporation's operating segments beginning on page 2.

     Interest expense on borrowings in 2001 was $10.0 billion, compared with $10.5 billion in 2000 and $8.9 billion in 1999. The change in both years reflected the effects of both interest rates and the average level of borrowings used to finance asset growth. The average composite effective interest rate was 5.11% in 2001, compared with 5.84% in 2000 and 5.11% in 1999. In 2001, average assets of $345.8 billion were 7% higher than in 2000, which in turn were 14% higher than in 1999. See page 11 for a discussion of interest rate risk management.

     Operating and administrative expenses were $13.5 billion, $16.4 billion and $13.5 billion in 2001, 2000 and 1999, respectively. Changes over the three-year period were largely the result of acquisitions and unusual charges, which were more than offset in 2001 by productivity at GE Equipment Management and GE Consumer Finance. Costs and expenses in 2001 included $0.4 billion of costs in businesses that were acquired after January 1, 2001, as well as $0.3 billion of costs discussed in the analysis of the All Other operating segment. Similarly, 2000 included $2.2 billion of costs in businesses that were acquired after January 1, 2000; charges for costs associated with Wards amounting to $0.8 billion, as discussed previously; and $0.5 billion of costs to rationalize certain operations discussed in the analysis of the All Other operating segment.

     Insurance losses and policyholder and annuity benefits increased to $8.2 billion in 2001, compared with $7.7 billion in 2000 and $5.6 billion in 1999. This increase reflected effects of growth in premium volume and business acquisitions at GEFA throughout the period, partially offset by the planned run-off of restructured insurance policies at Toho.

     Cost of goods sold declined to $3.3 billion in 2001, compared with $8.5 billion in 2000 and $8.0 billion in 1999, reflecting volume declines at IT Solutions and the deconsolidation of Wards on December 28, 2000, when Wards commenced liquidation proceedings. The increase in 2000 primarily reflected the consolidation of Wards from August 2, 1999, through December 28, 2000.

     Provision for losses on financing receivables was $2.3 billion in 2001, compared with $2.0 billion in 2000 and $1.7 billion in 1999. These provisions principally related to private-label credit cards, bank credit cards, personal loans and auto loans and leases as well as commercial, industrial, and equipment loans and leases, all of which are discussed on page 9 under Portfolio Quality. The provision throughout the three-year period reflected higher average receivable balances, changes in the mix of business, and the effects of delinquency rates - higher during 2001 and lower during 2000 - consistent with industry experience.

     Depreciation and amortization of buildings and equipment and equipment on operating leases increased 4% to $3.4 billion in 2001, compared with $3.3 billion in 2000, a 5% increase over 1999. The increase in both years was primarily the result of higher levels of short-lived equipment on operating leases, primarily reflecting acquisitions of vehicles and aircraft.

     Provision for income taxes was $1.7 billion in 2001 (an effective tax rate of 22.2%), compared with $1.6 billion in 2000 (an effective tax rate of 26.6%) and $1.6 billion in 1999 (an effective tax rate of 27.0%). The 2001 effective tax rate reflects the effects of continuing globalization and certain transactions (see note 15). Management expects that trends in the Corporation's businesses, particularly the continuing impact of globalization, are likely to result in an effective tax rate for the Corporation in 2002 that will be lower than the 2000 and 1999 rates, but higher than the 2001 rate.

     Financing Spreads - Over the last three years, market interest rates have been more volatile than the average composite effective interest rates of the Corporation, principally because of the mix of effectively fixed-rate borrowings in the Corporation's financing structure. The Corporation's portfolio of fixed and floating-rate financial products has behaved similarly over that period. Consequently, financing spreads have remained relatively flat over the three-year period.

Operating Segments

     Revenues and earnings before accounting changes (excluding goodwill amortization, net of income taxes) of the Corporation, by operating segment, for the past three years are summarized and discussed as follows. For additional information, see note 16 to the consolidated financial statements.

Consolidated
    (In millions)                                             2001                  2000                  1999
                                                      -------------------    -------------------    ------------------
    Revenues
    GE Commercial Finance                             $         13,744       $         11,829       $          9,720
    GE Consumer Finance                                          8,995                  8,895                  7,535
    GE Equipment Management                                      4,345                  4,899                  4,735
    GE Insurance                                                14,674                 14,643                 10,419
    All Other GECC                                               6,787                 14,001                 14,196
                                                      -------------------    -------------------    ------------------
      Total revenues                                  $         48,545       $         54,267       $         46,605
                                                      ===================    ===================    ==================

    Net earnings
    GE Commercial Finance                             $          2,699       $          2,282       $          1,757
    GE Consumer Finance                                          1,608                  1,295                    915
    GE Equipment Management                                        359                    465                    422
    GE Insurance                                                 1,423                  1,074                  1,039
    All Other GECC                                                 445                   (291)                   525
                                                      -------------------    -------------------    ------------------
    Total earnings before accounting changes                     6,534                  4,825                  4,658
    Cumulative effect of accounting changes                       (158)                   -                        -
                                                      -------------------    -------------------    ------------------
      Net earnings                                               6,376                  4,825                  4,658
    Amortization of goodwill                                      (474)                  (536)                  (450)
                                                      -------------------    -------------------    ------------------
       Net Earnings - as reported                     $          5,902       $          4,289       $          4,208
                                                      ===================    ===================    ==================

     The above table only includes the results of the portions of the listed GE Businesses and All Other GECC that are included within GECC.

     Following is a discussion of revenues and earnings before accounting changes from the segments within GECS, including those entities included within GECS but not GECC, with a reconciliation to the GECC-only results, reflecting GECS reorganized segments as announced on July 26, 2002. The most significant component of these reconciliations is the exclusion from the GE Insurance segment at GECC of the results of the GECS subsidiary Employers Reinsurance Corporation, which is a direct subsidiary of Global Insurance Holdings.

GE Commercial Finance
    (In millions)                                          2001                   2000                  1999
                                                    -------------------    -------------------    ------------------
    Revenues
    Commercial Equipment Financing                  $           4,535       $          3,634      $          3,195
    Real Estate                                                 1,919                  1,977                 1,582
    Aviation Services (GECAS)                                   2,173                  1,962                 1,551
    Structured Finance Group                                    1,093                    999                   812
    Commercial Finance                                          1,786                  1,617                 1,310
    Vendor Financial Services                                   2,095                  1,792                 1,372
    Other GE Commercial Finance                                   279                      1                     -
                                                    -------------------    -------------------    ------------------
         Total revenues                                        13,880                 11,982                  9,822
    Less portion of GE Commercial Finance not
         included in GECC                                       (136)                  (153)                  (102)
                                                    -------------------    -------------------    ------------------
           Total revenues in GECC                   $         13,744       $         11,829       $          9,720
                                                    ===================    ===================    ==================

    Net earnings (a)
    Commercial Equipment Financing                  $            642       $            537       $            429
    Real Estate                                                  489                    374                    303
    Aviation Services (GECAS)                                    475                    479                    284
    Structured Finance Group                                     386                    344                    270
    Commercial Finance                                           368                    290                    239
    Vendor Financial Services                                    320                    274                    236
    Other GE Commercial Finance                                   44                     (4)                    (3)
                                                    -------------------    -------------------    ------------------
         Net earnings                                          2,724                  2,294                  1,758
    Less portion of GE Commercial Finance not
         included in GECC                                        (25)                   (12)                    (1)
                                                    -------------------    -------------------    ------------------
           Net earnings in GECC                     $          2,699       $          2,282       $          1,757
                                                    ===================    ===================    ==================

(a) Charges of $85 million in 2001 were not allocated to this segment, pursuant to Statement of Financial Accounting Standard (SFAS) No. 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to restructuring various global operations and to provisions for disposition of assets.

     GE Commercial Finance revenues increased 16% in 2001, following a 22% increase in 2000. The 2001 increase resulted from acquisition and volume growth at Commercial Equipment Financing, Vendor Financial Services, GECAS and Commercial Finance, including the acquisition of Heller Financial on October 24, 2001, (included in Other GE Commercial Finance), volume growth at Structured Finance Group and increased gains on securitizations of financial assets. The increase in revenues in 2000 primarily reflected asset growth from originations across all major businesses. Net earnings increased 19% in 2001 and 30% in 2000. The 2001 increase reflected securitization gains, asset growth from acquisitions at Commercial Equipment Financing, Commercial Finance and Vendor Financial Services, origination growth at Structured Finance Group, and higher asset gains and productivity at Real Estate. In 2000, the increase in net earnings resulted from asset growth from originations and favorable tax effects.


GE Consumer Finance
    (In millions)                                             2001                  2000                  1999
                                                      -------------------    -------------------    ------------------
    Revenues
    Global Consumer Finance                           $          5,561       $          5,430       $          5,084
    GE Card Services                                             3,947                  3,891                  2,478
    Other GE Consumer Finance                                       -                      (1)                     -
                                                      -------------------    -------------------    ------------------
      Total revenues                                             9,508                  9,320                  7,562
    Less portion of GE Consumer Finance not
      included in GECC                                            (513)                  (425)                   (27)
                                                      -------------------    -------------------    ------------------
         Total revenues in GECC                       $          8,995       $          8,895       $          7,535
                                                      ===================    ===================    ==================
    Net earnings (a)
    Global Consumer Finance                           $          1,039       $            856       $            716
    GE Card Services                                               669                    520                    203
    Other GE Consumer Finance                                       (6)                  -                         1
                                                      -------------------    -------------------    ------------------
      Net earnings                                               1,702                  1,376                    920
    Less portion of GE Consumer Finance not
      included in GECC                                             (94)                   (81)                    (5)
                                                      -------------------    -------------------    ------------------
         Net earnings in GECC                         $          1,608       $          1,295       $            915
                                                      ===================    ===================    ==================

(a) Charges of $57 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges included in All Other GECS, related to unprofitable financing product lines that are being exited.

     GE Consumer Finance revenues increased 2% in 2001, following a 23% increase in 2000. Overall, the revenue performance in both years reflected the post-acquisition revenues from acquired businesses, which was more significant in 2000, and volume growth. Net earnings increased 24% in 2001 and 50% in 2000. The 2001 increase reflected productivity at Global Consumer Finance and volume growth at GE Card Services. The increase in net earnings in 2000 resulted from acquisition and volume growth at GE Card Services and Global Consumer Finance.

GE Equipment Management
    (In millions)                                            2001                   2000                  1999
                                                      -------------------    -------------------    ------------------
    Revenues
    GE Equipment Management                           $          4,401       $          4,969       $          4,789
    Less portion of GE Equipment Management not
         included in GECC                                          (56)                   (70)                   (54)
                                                      -------------------    -------------------    ------------------
           Total revenues in GECC                     $          4,345       $          4,899       $          4,735
                                                      ===================    ===================    ==================
    Net earnings (a)
    GE Equipment Management                           $            359       $            465       $            422
    Less portion of GE Equipment Management not
         included in GECC                                            -                      -                      -
                                                      -------------------    -------------------    ------------------
           Net earnings in GECC                       $            359       $            465       $            422
                                                      ===================    ===================    ==================

(a) Charges of $17 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to the restructuring of various global operations.

     GE Equipment Management revenues decreased 11% in 2001 following a 4% increase in 2000. The 2001 decrease resulted primarily from lower volume across all of the businesses, primarily driven by lower utilization rates, and the 2000 increase was primarily attributable to higher revenues at Transport
International Pool/Modular Space associated with volume growth and higher utilization rates. Net earnings decreased 23% in 2001, following a 10% increase in 2000. The 2001 decrease primarily reflected asset write-downs at Transport International Pool/Modular Space and European Equipment Management, and lower utilization rates at Railcar, partially offset by tax benefits from a restructuring at Penske. The increase in 2000 principally related to productivity and increased gains at Transport International Pool/Modular Space.


GE Insurance
    (In millions)                                            2001                   2000                  1999
                                                      -------------------    -------------------    ------------------
    Revenues
    GE Financial Assurance                            $         12,826       $         12,888       $          8,790
    Mortgage Insurance                                           1,075                    973                    936
    GE Global Insurance Holdings                                 9,453                 10,223                  9,013
    Other GE Insurance                                             536                    682                    694
                                                      -------------------    -------------------    ------------------
         Total revenues                                         23,890                 24,766                 19,433
    Less portion of GE Insurance not included in
         GECC                                                   (9,216)               (10,123)                (9,014)
                                                      -------------------    -------------------    ------------------
           Total revenues in GECC                     $         14,674       $         14,643       $         10,419
                                                      ===================    ===================    ==================

    Net earnings (a)
    GE Financial Assurance                            $            726       $            672       $            485
    Mortgage Insurance                                             407                    356                    346
    GE Global Insurance Holdings                                    32                    505                    690
    Other GE Insurance                                             169                    109                    209
                                                      -------------------    -------------------    ------------------
         Net earnings                                            1,334                  1,642                  1,730
    Less portion of GE Insurance not included in
         GECC                                                       89                   (568)                  (691)
                                                      -------------------    -------------------    ------------------
           Net earnings in GECC                       $          1,423       $          1,074       $          1,039
                                                      ===================    ===================    ==================

(a) Charges of $306 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable insurance product lines being exited and provisions for disposition of nonstrategic investments.

     GE Insurance revenues decreased 4% in 2001, following a 27% increase in 2000. The 2001 decrease was the result of reduced net premiums earned at GE Global Insurance Holdings (the parent of Employers Reinsurance Corporation), reflecting the events of September 11 as discussed below, decreased investment income at GE Global Insurance, and decreased surrender fee income at GE
Financial Assurance associated with the planned run-off of restructured insurance policies at Toho. These factors were partially offset by increased premium income associated with origination volume at GE Global Insurance Holdings, and post-acquisition revenues from acquisition growth and volume growth at GE Financial Assurance. The increase in revenues in 2000 resulted from post acquisition revenues from acquired businesses and volume growth at GE Financial Assurance, and premium growth and increased investment income, as higher interest income more than offset a decrease in net realized investment gains at GE Global Insurance Holdings. Net pre-tax realized investment gains in the marketable equity and debt securities portfolios amounted to $970 million, $817 million and $890 million in 2001, 2000 and 1999, respectively. Remaining available gains in the portfolios at December 31, 2001, amounted to $1,796 million before tax.

     Net earnings decreased 19% and 5% in 2001 and 2000, respectively, reflecting GE Global Insurance Holdings underwriting results, which were partially offset by productivity at GE Financial Assurance in 2001 and acquisition and volume growth at GE Financial Assurance in 2000. Net earnings in 2001 at GE Global Insurance Holdings were adversely affected by approximately $575 million ($386 million after tax) related to the insurance losses arising from the events of September 11. This amount primarily resulted from contingent premium payment provisions contained in certain retrocession agreements. After these particular losses, total losses exceeded retrocession policy limits in place at GE Global Insurance Holdings. Substantially all of the September 11 losses are recoverable from retrocessionaires under reinsurance policies that require additional premiums to those retrocessionaires. Therefore, the 2001 Statement of Earnings reflects $698 million reduction in net premiums earned and $78 million of increased losses, partially offset by $201 million in lower insurance acquisition costs. Historical experience related to large catastrophic events has shown that a broad range of total insurance industry loss estimates often exists following such an event and it is not unusual for there to be significant subsequent revisions in such estimates. Management's best estimate of its existing net liability based on the information currently available is $575 million net of estimated recoveries under retrocession arrangements, under which a portion of losses is routinely ceded to other reinsurance entities. Substantially all of GECS retrocessionaires are large, highly rated reinsurance entities. At this time, management does not anticipate that any significant portion of its estimated recoveries will be uncollectible.

     Net earnings in 2001 and 2000 were also adversely affected by the continued deterioration of underwriting results at GE Global Insurance Holdings, reflecting higher property and casualty-related losses (principally as a result of adverse development relating to prior-year loss events) and the continued effects of low premiums in the property and casualty insurance/reinsurance industry. GE Global Insurance Holdings underwriting results in 2001 and 2000 tracked performance in the global property and casualty industry. As these results were realized, management began increasing premiums for given levels of coverage, and reevaluated product lines, policies, contracts and specific customers. Businesses that, following this reevaluation, were deemed to offer reasonable returns were retained and, in some cases, expanded. On the other hand, activities were curtailed in businesses with unsatisfactory risk/return profiles.

     The majority of the adverse development at GE Global Insurance Holdings in 2001, and to a lesser extent in 2000, related to higher projected ultimate losses for liability coverages, especially in the hospital liability, nonstandard automobile (automobile insurance extended to higher-risk drivers) and commercial and public entity general liability lines of business. The increase in 2000 also reflected an increase in industry-wide loss estimates related to certain large property loss events, with the largest impact resulting from the European windstorms of December 1999. The adverse development of GE Global Insurance Holdings for both years was partially mitigated by favorable experience in the Mortgage Insurance business, which resulted from favorable economic conditions, improvement in certain real estate markets and loss mitigation efforts.

All Other

    (In millions)                                            2001                  2000                   1999
                                                      -------------------    ------------------    -------------------
    Revenues
    Wards                                             $          -           $          3,234      $          1,622
    IT Solutions                                                 4,180                  7,072                 8,381
    GE Equity                                                     (126)                 1,079                   863
    Americom                                                       540                    594                   463
    Americom gain                                                1,158                      -                     -
    PaineWebber gain                                                 -                  1,366                     -
    Asset impairments                                             (383)                  (238)                    -
    Product line exits                                             (53)                     -                     -
    Other                                                        1,358                  2,033                 2,814
                                                      -------------------    ------------------    -------------------
         Total Revenues                                          6,674                 15,140                14,143
    Less portion of All Other not included in GECC
                                                                   113                 (1,139)                   53
                                                      -------------------    ------------------    -------------------
           Total revenues in GECC                       $        6,787       $        14,001       $        14,196
                                                      ===================    ==================    ===================

    Net earnings
    Wards
      Operating losses                                $             -        $           (245)     $            (26)
      Losses from Ward's bankruptcy                                (22)                  (537)                    -
    IT Solutions                                                    47                   (152)                  (20)
    GE Equity                                                     (270)                   525                   416
    Americom                                                       256                    197                   152
    Americom gain                                                  642                      -                     -
    PaineWebber gain                                                 -                    848                     -
    Asset impairments                                             (310)                   (49)                    -
    Product line exits                                            (180)                     -                     -
    Restructuring                                                 (144)                  (298)                    -
    Other                                                           -                    (254)                 (397)
                                                      -------------------    ------------------    -------------------
         Net earnings                                               19                     35                   125
    Less portion of All Other not included in GECC
                                                                   426                   (326)                  400
                                                      -------------------    ------------------    -------------------
           Net earnings in GECC                       $            445       $           (291)     $            525
                                                      ===================    ==================    ===================


All Other includes activities and businesses that management has chosen not to allocate to one of the four segments.

In addition to comments on All Other elsewhere in this report, the following comments relate to the table above:

o IT Solutions (ITS) - During 2000 and 2001, in response to intense competition and transition of the computer equipment market to a direct distribution model, ITS exited its underperforming operations in the United Kingdom, France, Brazil and Mexico and significantly reduced its reseller role in the United States. Costs for involuntary termination benefits, asset impairments, facilities exit costs and losses on sales of portions of the business amounted to $45 million ($43 million after-tax) and $246 million ($191 million after-tax) in 2001 and 2000, respectively and are included in restructuring in the table above. The number of employees was reduced from a 2000 peak of 11,000 to 7,500 at the end of 2001.

o GE Equity - GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. During 2001, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues. Net earnings in 2001 included a $270 million net loss at GE Equity, which increased over the prior year principally from reduced asset gains.

o Americom - On November 9, 2001, GECS exchanged its satellite operations, comprising the stock of Americom and other related assets and liabilities, for a combination of cash and 31% of the publicly-traded stock of SES Global, a leading satellite company, in order to create the world's largest satellite services provider. The transaction resulted in a gain of $1,158 million ($642 million after tax), representing the difference between the carrying value of the 69% investment in Americom and the amount of cash plus the market value of SES Global shares received at the closing date. No gain was recorded on the 31% interest in Americom that was indirectly retained by GECS. GECS investment in SES Global is accounted for on the equity method.

o 2001 - Asset impairments and product line exits - Operations included $656 million of charges related to disposing of and providing for disposition of several nonstrategic investments and other assets, to certain unprofitable insurance and financing product lines that are being exited, and to restructuring various global operations. These costs, not allocated to the related businesses as management did not include these costs in measuring the performance of those businesses for internal purposes, included $478 million ($310 million after tax) for other-than-temporary impairments of investments, the largest of which were held by GE Financial Assurance, GE Equity and GE Global Insurance Holdings. These losses, $383 million of which were charged to revenues, included $130 million ($84 million after tax) of losses on Enron bonds; such bonds were written down to a cost basis of $32 million at December 31, 2001. These losses also included investment impairment charges of $199 million ($130 million after tax) on non-U.S. mutual funds and the technology sector.

     In response to escalating losses, management decided to cease further underwriting and exit certain insurance and financing product lines. Charges associated with such loss events and the resulting exits totaled $180 million after tax, of which $149 million related to the loss events in GE Global Insurance Holdings product lines, primarily nonstandard automobile and higher limit industrial property insurance coverages, and the remaining $31 million related to the exit of the Consumer Direct business by GE Card Services.

     Restructuring of several global businesses included consolidation of several European GE Equipment Management businesses and rationalization of certain European GE Equipment Management businesses. Costs related to the exit of these activities amounted to $144 million after tax and consisted of involuntary termination benefits, facilities exit costs, and asset impairments.

o 2000 - Losses from Ward's bankruptcy, asset impairments and restructurings -- Net earnings included charges of $537 million related to the Ward's bankruptcy and strategic rationalization costs of $347 million related to IT Solutions, Mortgage Services, GE Equity and Auto Financial Services, primarily for asset write-downs, employee severance and lease terminations, which were not allocated to those businesses because management did not include these costs in measuring the performance of those businesses for internal purposes.

o Other - Other includes corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were Auto Financial Services (AFS), Mortgage Services, and the GE Auto and Home business. The decrease in revenues in both years arose from Auto Financial Services and Mortgage Services, as both operations stopped accepting new business in 2000. Corporate function expenses decreased in 2000 and 2001, but liquidating operations at AFS and Mortgage Services incurred higher losses in 2000, offsetting some of the expense reduction.

NOTE 3.        FINANCING RECEIVABLES

Financing receivables at December 31, 2001 and 2000, are shown below.

 (In millions)                                                                          2001             2000
                                                                                    ---------------  ---------------
 Time sales and loans:
   GE Commercial Finance .......................................................... $     75,957     $     50,688
   GE Consumer Finance ............................................................       43,716           39,947
   GE Equipment Management ........................................................          293              149
   GE Insurance....................................................................            -               90
   Other  .........................................................................          742            2,666
                                                                                    ---------------  ---------------
    Time sales and loans - net of deferred income .................................      120,708           93,540
                                                                                    ---------------  ---------------
 Investment in financing leases:
   Direct financing leases ........................................................       48,601           46,053
   Leveraged leases ...............................................................        6,735            4,877
                                                                                    ---------------  ---------------
    Investment in financing leases - net of deferred income........................       55,336           50,930
                                                                                    ---------------  ---------------
                                                                                         176,044          144,470
 Less allowance for losses (note 4) ...............................................       (4,743)          (3,970)
                                                                                    ---------------  ---------------
    Net investment................................................................  $    171,301     $    140,500
                                                                                    ===============  ===============

     Time sales and loans represents transactions in a variety of forms, including time sales, revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes time sales and loans carried at the principal amount on which finance charges are billed periodically, and time sales and loans carried at gross book value, which includes finance charges. At year-end 2001 and 2000, commercial real estate loans and leases of $25,393 million and $21,265 million, respectively, were included in either financing receivables or insurance receivables. Note 6 contains information on commercial airline loans and leases.

     Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment and medical equipment, as well as other manufacturing, power generation, commercial real estate, and commercial equipment and facilities.

     As the sole owner of assets under direct financing leases and as the equity participant in leveraged leases, the Corporation is taxed on total lease payments received and is entitled to tax deductions based on the cost of leased assets and tax deductions for interest paid to third-party participants. The Corporation is generally entitled to any residual value of leased assets.

     Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. The Corporation has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The Corporation's share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

     The Corporation's net investment in financing leases at December 31, 2001 and 2000, is shown below.

                                      Total financing leases    Direct financing leases       Leveraged leases
                                     -------------------------- ------------------------- --------------------------
 (In millions)                          2001          2000         2001         2000         2001          2000
                                     ------------- ------------ ------------ ------------ ------------ -------------
 Total minimum lease payments
    receivable ..................... $    82,631   $    74,909  $    53,185  $    50,505  $    29,446  $    24,404
 Less principal and interest on
   third-party nonrecourse debt ....     (22,588)      (19,773)           -            -      (22,588)     (19,773)
                                     ------------- ------------ ------------ ------------ ------------ -------------

   Net rentals receivable ..........      60,043        55,136       53,185       50,505        6,858        4,631
 Estimated unguaranteed residual
   value of leased assets ..........       8,396         7,202        4,944        4,490        3,452        2,712
 Less deferred income ..............     (13,103)      (11,408)      (9,528)      (8,942)      (3,575)      (2,466)
                                     ------------- ------------ ------------ ------------ ------------ -------------

   Investment in financing leases ..      55,336        50,930       48,601       46,053        6,735        4,877

 Less:  Allowance for losses .......        (679)         (646)        (606)        (558)         (73)         (88)
       Deferred taxes arising from
         financing leases ..........      (9,128)       (8,423)      (4,603)      (4,511)      (4,525)      (3,912)
                                     ------------- ------------ ------------ ------------ ------------ -------------

 Net investment in financing leases  $    45,529   $    41,861  $    43,392  $    40,984  $     2,137  $       877
                                     ============= ============ ============ ============ ============ =============

Contractual Maturities

At December 31, 2001 the Corporation's contractual maturities for time sales and loans and net rentals receivable were:

(In millions)                                                                      Total time
                                                                                   sales and         Net rentals
Due in:                                                                            loans (a)       receivable (a)
                                                                                 ---------------  ------------------
  2002 ..........................................................................$     38,128     $     15,232
  2003...........................................................................      22,017           13,025
  2004 ..........................................................................      19,439            8,973
  2005 ..........................................................................      10,247            6,198
  2006 ..........................................................................       7,729            3,455
  2007 and later ................................................................      23,148           13,160
                                                                                 ---------------  ------------------
                                                                                 $    120,708     $     60,043
                                                                                 ===============  ==================

(a) Experience has shown that a substantial portion of receivables will be paid prior to contractual maturity, and these amounts should not be regarded as forecasts of future cash flows.

     Nonearning consumer receivables were $1,540 million and $1,043 million at December 31, 2001 and 2000, respectively, a substantial amount of which were private-label credit card loans. Nonearning and reduced-earning receivables other than consumer receivables were $1,712 million and $949 million at year-end 2001 and 2000, respectively.

     "Impaired" loans are defined by generally accepted accounting principles as large balance loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement.

     An analysis of impaired loans at December 31, 2001 and 2000, is shown below.

 (In millions)                                                                          2001              2000
                                                                                   ----------------  ---------------
 Loans requiring allowance for losses ...........................................  $       1,037     $         471
 Loans expected to be fully recoverable .........................................            560               371
                                                                                   ----------------  ---------------
                                                                                   $       1,597 (a) $         842
                                                                                   ================  ===============

 Allowance for losses ...........................................................  $         419     $         163
 Average investment during year .................................................          1,103               798
 Interest income earned while impaired (b) ......................................             17                17

(a) Includes $408 million of loans classified as impaired by Heller Financial which was acquired in October 2001.

(b)  Recognized principally on cash basis.

NOTE 16. OPERATING SEGMENT DATA

     The Corporation's operating segments are based on the nature of products and services provided. A description of the operating segments can be found in
Item 1. Business under the heading Operating Segments. The accounting policies for these segments are the same as those described for the consolidated entity. The Corporation evaluates the performance of its operating segments primarily on the basis of earnings before accounting changes. Details of total revenues and earnings before accounting changes by operating segment for the consolidated operations of GECC are provided in Item 7. Management's Discussion and Analysis of Results of Operations in the tables appearing on page 2 of this report. Other specific information is provided as follows.

(In millions)
                                        Depreciation and amortization (a)           Provision for income taxes
                                      --------------------------------------  -------------------------------------
For the years ended December 31          2001         2000          1999         2001         2000         1999
                                      ------------ ------------  -----------  -----------  -----------  -----------
GE Commercial Finance ..............  $   1,426    $   1,157     $     984    $     740    $     643    $     515
GE Consumer Finance ................        163          289           250          463          424          223
GE Equipment Management ............      1,464        1,394         1,457         (136)         204          174
GE Insurance .......................        412        1,139           310          483          340          247
All other ..........................        381          579           591          184          (56)         394
                                      ------------ ------------  -----------  -----------  -----------  -----------
   Total ...........................  $   3,846    $   4,558     $   3,592    $   1,734    $   1,555    $   1,553
                                      ============ ============  ===========  ===========  ===========  ===========

                                        Time sales, loan, investment and
                                                other income (b)                          Interest expense
                                      --------------------------------------  --------------------------------------
For the years ended December 31          2001         2000          1999         2001         2000         1999
                                      ------------ ------------  -----------  -----------  -----------  ------------
GE Commercial Finance ..............  $   7,638    $   6,842     $   5,360    $   5,792    $   5,282    $   4,255
GE Consumer Finance ................      8,670        8,565         7,301        2,009        2,165        1,784
GE Equipment Management ............        556          652           511          978          952          818
GE Insurance .......................      6,946        7,381         5,269        1,238        1,258        1,041
All other ..........................      2,445        3,537         3,842            8          804        1,038
                                      ------------ ------------  -----------  -----------  -----------  ------------
   Total ...........................  $  26,255    $  26,977     $  22,283    $  10,025    $  10,461    $   8,936
                                      ============ ============  ===========  ===========  ===========  ============


                                                                                    Property, plant and equipment
                                                                                    additions (including equipment
                                                     Assets                            leased to others) (c)
                                                 At December 31                   For the years ended December 31
                                     ---------------------------------------  --------------------------------------
                                         2001         2000          1999         2001         2000         1999
                                     ------------- ------------  -----------  -----------  -----------  ------------
GE Commercial Finance (d)..........  $   169,027   $  121,979    $  105,260   $    8,764   $    5,706   $     7,060
GE Consumer Finance (d)............       62,110       56,314        56,589          195          184           607
GE Equipment Management (d)........       24,954       23,104        22,261        4,282        4,800         4,806
GE Insurance ......................      110,324      106,294        81,080           26           69            43
All other .........................       14,661       24,945        42,251          402          627         2,889
                                     ------------- ------------  -----------  -----------  -----------  ------------
   Total ..........................  $   381,076   $  332,636    $  307,441   $   13,669   $   11,386   $    15,405
                                     ============= ============  ===========  ===========  ===========  ============

(a)  Excludes amortization of goodwill.

(b)  Principally interest income.

(c) Additions to property, plant and equipment (including equipment leased to others) include amounts relating to principal businesses purchased.

(d) Total assets of the GE Commercial Finance, GE Consumer Finance and GE Equipment Management segments at December 31, 2001, include investments in and advances to non-consolidated affiliates of $4,868 million, $4,300 million and $4,952 million, respectively, which contributed approximately $140 million, $247 million and $311 million, respectively, to segment pre-tax income for the year ended December 31, 2001.


                                       36